IndexIQ Active ETF Trust 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form N-1A of IndexIQ Active ETF Trust of our report dated May 7, 2024, relating to the special purpose schedule of investments of the separately managed account managed by MacKay Shields LLC, expected to be acquired by IQ Mackay Securitized Income ETF, which appears in such Registration Statement. We also consent to the reference to us under the headings “Special Purpose Schedule of Investments” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

May 7, 2024